OPTION AGREEMENT

THIS OPTION AGREEMENT is dated for reference as of the 13th day of September, 2017

BETWEEN:

GUDEIT BROS. CONTRACTING LTD.,
a British Columbia corporation having an address at
P.O. Box 1026, Lumby, BC V0E 2G0.

(the "Vendor")

AND:

TRUE LEAF MEDICINE INC.,
a British Columbia corporation having an address at
100 Kalamalka Lake Road, Unit 32, Vernon, British Columbia V1T 9G1

(the "Purchaser")

AND:

TRUE LEAF MEDICINE INTERNATIONAL LTD.,
a British Columbia corporation having an address at
100 Kalamalka Lake Road, Unit 32, Vernon, British Columbia V1T 9G1

(the "Guarantor")

WHEREAS:

A.    The Vendor is the registered and beneficial owner of the Property (as defined in this Agreement);

B.    The Purchaser has applied to Health Canada to become a licensed producer of medical marijuana;

C.    Upon receiving approval from Health Canada, the Purchaser originally intended to enter into an agreement with the Vendor to lease a portion of the Property to carry out its operations; and

D.    The  Purchaser  desires to acquire from the Vendor, and the Vendor desires to provide to the Purchaser, an option to purchase the Property on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Option Fee now paid by the Purchaser to the Vendor and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the Vendor and the Purchaser covenant and agree as follows:

ARTICLE 1 -- INTERPRETATION

1.1        Definitions. In this Agreement:

a.   "Agreement" means this option agreement, including all schedules to this option agreement, as amended, supplemented, restates, and replaced from time to time in accordance with its provisions;

b.     "Business Day" means any day that is not a Saturday, Sunday or statutory holiday in British Columbia;

c.    "Closing Date"means the first Business Day which is 30 days after the Option Exercise Date, or such other date as the parties may agree to in writing;

d.    "Governmental Body"  means  any  domestic  or  foreign,  national,  federal,  provincial, state, municipal or other local government or body and any division, agent, commission, board, or authority of any quasi‐governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and any domestic, foreign, international, judicial, quasi‐judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing;

e.    "Option" means the option granted by the Vendor in favour of the Purchaser under section 2.1;

f.     "Option Exercise Date"means the date on which notice of the exercise of the Option is delivered by the Purchaser to the Vendor under Section 2.5;

g.    "Option Expiry  Date" means December 31, 2017;

h.   "Option Fee" means $100,000 paid by the Purchaser to the Vendor;

i.     "Permitted Encumbrances" means, collectively, the legal notations, charges, liens and interests set out in the copy of the title to the Property attached hereto as Schedule "1" together with any other encumbrances described in Schedule "1", but excluding the mortgage and assignment of rents registered in favour of The Bank of Nova Scotia;

j.     "Person" includes   an   individual,   partnership,   corporation,   trust,   unincorporated association, pension plan, joint venture or other entity;

k.   "Property" means the real property municipally known as 1837 Shuswap Avenue, Lumby, British Columbia, and legally described as LOT 3, PLAN 14627, DISTRICT LOT 18, OSOYOOS DIV OF YALE LAND DISTRICT, EXCEPT PLAN KAP25260 KAP30965 KAP31773 PID: 008-974-241 together with all buildings, improvements, and fixtures located thereon and all improvements, appurtenances and attachments thereto, if any;

l.     "Purchaser 's Solicitors" means Bacchus Law Corporation;

m.   "Transfer" means the freehold transfer to be delivered to the Purchaser's Solicitors under Section 9.1(a); and

n.     "Vendor 's Solicitors" means Nixon Wenger LLP.

1.2      Currency. All dollar amounts referred to in this Agreement are Canadian dollars.

1.3      Schedules. The following are Schedules to this Agreement:

a.      Schedule "1" -- Land Title Search of the Property

ARTICLE 2 -- GRANT AND EXERCISE OF OPTION

2.1      Option.  In consideration of the payment of the Option Fee the receipt and sufficiency of which is acknowledged by the Vendor, the Vendor grants to the Purchaser the sole and exclusive option, irrevocable within the time herein limited, for exercise by the Purchaser to purchase the Property subject to the mutual condition to create title to the Property set out in Section 8.3 and otherwise upon the terms and conditions provided in this Agreement.

2.2      Option Fee.  Concurrent with the execution of this Agreement the Purchaser has paid the Option Fee to the Vendor in consideration for the Option. The Vendor shall retain the Option Fee regardless whether the Option is exercised by the Purchaser and the purchase and sale of the Property is completed pursuant to the terms hereof.

2.3       Purchase Price and Payment.  The total purchase price for the Property shall be $3,300,000, exclusive of GST (the "Purchase Price"), as adjusted by the prorations and adjustments provided elsewhere in this Agreement, and shall be payable as follows:

(a)      Option Fee. If the Purchaser exercises the Option and the purchase and sale of the Property closes pursuant to the terms hereof, the Option Fee shall be credited against the Purchase Price at the closing.

(b)      Unpaid Balance.  On the Closing Date, the Purchaser shall pay the unpaid balance of the Purchase Price, being $3,200,000, subject to the adjustments provided for in ARTICLE 6 (the "Unpaid Balance"), to the Vendor in cash in form of a bank draft or certified cheque.

2.4     Exercise of Option.   Provided that the Purchaser is not in default of any provision of this Agreement, the Purchaser may exercise the Option at any time until 5:00 pm (PST) on the Option Expiry Date by delivering to the Vendor a written notice of the exercise of the Option. If the Option is exercised as set forth in this Section 2.4, this Agreement shall become a binding agreement for the purchase and sale of the Property which shall be completed on the Closing Date upon the terms and conditions contained in this Agreement.

2.5     Non‐exercise of Option.  If the Option is not exercised within the time and in the manner set forth in Section 2.4:

(a)      the Option and this Agreement shall be null and void and no longer binding upon the parties;

(b)      the Vendor shall have no obligation to return the Option Fee to the Purchaser; and

(c)      the Purchaser shall promptly execute and deliver to the Vendor a registered discharge of the Option.

ARTICLE 3 -- INSPECTION

3.1      Authorization.  The Vendor expressly authorizes the Purchaser and its advisors to meet with or correspond with any Governmental Body for the purpose of verifying the accuracy of the representations and warranties of the Vendor contained in this Agreement, including, but not limited, to compliance with laws, bylaws, regulations and assessments. The Vendor will promptly grant on request by the Purchaser or its advisors such authorization as is reasonably required by the Purchaser to authorize any Governmental Body and statutory authorities to release information to the Purchaser concerning compliance of the Vendor and the Property with all laws, bylaws and other governmental regulations and to confirm the status of any registered or unregistered statutory claims.

3.2      Property Purchased As-Is.   The Purchaser hereby accepts the Property in "as is" condition and acknowledges that the Vendor makes no representations or warranties about the Property.

3.3      Environmental Status.   Without limiting the applicability or scope of Section 3.2, the Purchaser confirms it is fully aware of the nature, scope and extent of the existing environmental contamination of the Property and that it has reviewed the Certificate of Compliance issued by the Provincial Crown in respect of the Property. The Purchaser hereby agrees that it shall be responsible for all liability associated with the environmental condition of the Property. The Purchaser hereby agrees to indemnify and save the Vendor harmless from any and all costs, damages, expenses, losses and liability in any way associated with or related to the environmental contamination of the Property, including as a result of any migration of any such contamination. The Purchaser further agrees it shall be solely responsible for any liability of the Vendor under the Environmental Management Act (British Columbia) (or any replacement or successor legislation) in respect of the Property and that the provisions of this Section 3.3 shall constitute an irrevocable joint request of the Purchaser and the Vendor that in the event the court or the director apportions any liability for the remediation of the Property, the entirety of such liability shall be apportioned solely to the Purchaser.

3.4      Environmental Actions.   The Purchaser acknowledges that the Vendor is a party to legal proceedings regarding the environmental condition of the Property. The Purchaser further agrees that the Vendor shall be entitled to continue all existing actions relating to the environmental condition of the Property for relief from losses, damages and expenses incurred as a result of the contamination of the Property, and to prosecute and settle all such actions and claims and that the Vendor shall receive and keep all amounts to be paid to it pursuant to any court order granted or settlement agreement entered in respect of any such actions and claims, in each case without consultation with or notice to the Purchaser.

ARTICLE 4 -- GENERAL COVENANTS

4.1     Covenants of the Vendor.  The Vendor covenants and agrees that it shall, from and after the date of this Agreement to the Closing Date:

(a)    notwithstanding any other provisions of this Section 4.1, not enter into any agreement, contract or lease relating to the Property other than with the Purchaser;

(b)    observe and perform all of its obligations under the Permitted Encumbrances and diligently enforce all of its rights and remedies under the Permitted Encumbrances;

(c)    take or cause to be taken all proper steps and actions and corporate proceedings to enable the Vendor to vest a good and marketable title to the Property in the Purchaser free and clear of all liens, encumbrances, defects in title, equities or claims of every nature and kind except for Permitted Encumbrances and to enable the Vendor to carry out the sale of the Property; and

(d)    forthwith advise the Purchaser in writing upon the Vendor becoming aware that any representation or warranty of the Vendor set out in Section 7.1 is inaccurate or incomplete in any material respect.

ARTICLE 5 -- RISK

5.1      Risk.  The Property shall be at the risk of the Vendor until the completion of the purchase and sale transaction herein contemplated.

ARTICLE 6 -- ADJUSTMENTS AND POSSESSION

6.1     Adjustments.   All adjustments with respect to taxes, utilities, fuel, licenses, insurance and all other matters customarily adjusted between a vendor and a purchaser in the purchase and sale of land will be made for the Property as of the Closing Date. The Vendor will have the benefit of all amounts received, and pay all liabilities, in respect of the Property for the period prior to the Closing Date and the Purchaser will have the benefit of all amounts received, and pay all liabilities, in respect of the period from and including the Closing Date.

6.2       Possession.  Subject to completion of the purchase and sale of the Property as set out in ARTICLE 9, the Purchaser shall be entitled to possession of the Property on 11:59 pm (PST) on the Closing Date.

ARTICLE 7 -- REPRESENTATIONS AND WARRANTIES

7.1      Vendor's Representations and Warranties.  The Vendor represents and warrants to the Purchaser that as of the date hereof and as of the Closing Date (except as otherwise indicated):

a.      the Vendor is and shall be a corporation duly incorporated and validly existing under the laws of British Columbia and duly qualified to carry on business in British Columbia and has the corporate power and capacity to own its interest in its assets, and to enter into and to carry out the transactions contemplated in this Agreement;

b.      the  Vendor  is  and  shall  be  in  good  standing  with  the  Office  of  the  Registrar  of Companies for British Columbia, has and shall have made all necessary filings required by the Business Corporations Act (British Columbia) and has never been struck from the register of companies maintained by the Office of the Registrar of Companies for British Columbia;

c.      the execution and delivery of this Agreement and the completion of the transactions contemplated in this Agreement will have been by the Closing Date duly authorized by all necessary corporate action on the part of the Vendor;

d.      the Vendor is not a non‐resident of Canada within the meaning of the Income Tax Act (Canada);

e.        the Vendor has no indebtedness or obligation to any person which might now or in future constitute a lien, charge or encumbrance on the Property, other than the Permitted Encumbrances;

f.      no  person  has  any  agreement,  or  option  or  right  to,  or  capable  of  becoming  an agreement, option or right to, acquire any interest in the Property, other than any right set out in any Permitted Encumbrances and other than as provided in this Agreement; and

g.      following satisfaction of the mutual condition set out in Section 8.3, as of the Closing Date the Vendor will have a good and marketable title to the Property free and clear of all  security  interests,  liens,  claims,  mortgages,  charges,  encumbrances  and  legal notations other than the Permitted Encumbrances.

7.2     The Vendor 's Warranties and Representations as of the Closing Date.  The Vendor covenants and agrees that all representations and warranties of the Vendor set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement will be true  and  correct at  and  as  of  the  closing in  all  material respects  (as  if  such  representations and warranties were made on the Closing Date).

7.3     Survival of the Vendor 's Representations and Warranties.  The representations and warranties of the Vendor set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement shall survive the closing of the purchase and sale of the Property provided for in this Agreement and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser. The Vendor acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement.

7.4     Indemnity.  The Vendor shall indemnify and save the Purchaser harmless from and against all losses, costs, damages, expenses, claims and liabilities suffered or incurred by the Purchaser by reason of a breach of any representation or warranty, covenant or agreement of the Vendor set forth in this Agreement.

7.5     Purchaser 's Representations and Warranties.  The Purchaser represents and warrants to the Vendor that:

a.     the Purchaser is a corporation duly incorporated and validly existing under the laws of British Columbia and has the corporate power and capacity to enter into and carry out the transactions contemplated in this Agreement;

b.     the Purchaser is in good standing with the Registrar of Companies for British Columbia, has made all necessary filings required by the Business Corporations Act (British Columbia) and has never been struck from the register of companies maintained by the Registrar of Companies for British Columbia;

c.    the execution and delivery of this Agreement and the completion of the transactions contemplated in this Agreement will have been by the Closing Date duly authorized by all necessary corporate action on the part of the Purchaser; and

d.     the Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

7.6     Purchaser 's Warranties and Representations as of the Closing Date.  The Purchaser covenants and agrees that all representations and warranties of the Purchaser set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement will be true  and  correct at  and  as  of  the  closing in  all  material respects  (as  if  such  representations and warranties were made on the Closing Date).

7.7     Survival of Purchaser 's Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement shall survive the closing of the purchase and sale of the Property provided for in this Agreement and, notwithstanding such closing nor any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor. The Purchaser acknowledges that the Vendor is relying upon such representations and warranties in entering into this Agreement.

7.8     Indemnity -- Purchaser.  The Purchaser shall indemnify and save the Vendor harmless from and against all losses, costs, damages, expenses, claims and liabilities suffered or incurred by the Vendor by reason of a breach of any representation or warranty, covenant or agreement of the Purchaser set forth in this Agreement.

ARTICLE 8 -- CONDITIONS PRECEDENT

8.1     Purchaser 's Conditions.  The Purchaser 's obligation to complete the transactions contemplated by this Agreement is subject to fulfillment of the following conditions, each of which is for the sole benefit of the Purchaser:

a.     the representations and warranties of the Vendor contained in Section 7.5 shall be true on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date;

b.     each of the covenants and agreements of the Purchaser to be performed on or before the Closing Date under this Agreement and all other agreements between the Vendor and the Purchaser relating to any part of the Property shall have been duly performed by the Purchaser in all material respects; and

c.      the Purchaser and the Vendor shall have agreed to a schedule for the vacation of the Property by the Vendor.

If the conditions set out in this Section 8.1 have not been satisfied by the times therein specified, the Purchaser may waive fulfillment thereof, in whole or in part, without prejudice to any of its other rights under this Agreement and complete the purchase of the Property or elect not to complete.

8.2     Vendor's Conditions.  The Vendor's obligation to complete the transactions contemplated by this Agreement is subject to fulfillment of the following conditions, each of which is for the sole benefit of the Vendor:

a.     the representations and warranties of the Purchaser contained in Section 7.1 shall be true on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date;

b.     each of the covenants and agreements of the Vendor to be performed on or before the Closing Date under this Agreement and all other agreements between the Vendor and the Purchaser relating to any part of the Property shall have been duly performed by the Vendor in all material respects; and

c.     the Purchaser and the Vendor shall have agreed to a schedule for the vacation of the Property by the Vendor.

If the conditions set out in this Section 8.2 have not been satisfied by the times therein specified, the Vendor may waive fulfillment thereof, in whole or in part, without prejudice to any of its other rights under this Agreement and complete the purchase and sale of the Property or elect not to complete.

8.3    Binding Agreement.  The parties acknowledge and agree that although the Purchaser's and Vendor's obligation to complete the purchase and sale contemplated by this Agreement is subject to fulfillment or waiver of the conditions set out in Section 8.1 and Section 8.2, respectively:

a.     those conditions are not conditions to there being a binding agreement of purchase and sale between the parties respecting the Property; and

a.     this Agreement is not void, voidable, revocable or otherwise capable of being terminated by the Vendor until the time limited for the fulfillment or waiver of such conditions has expired.

ARTICLE 9 -- CLOSING

9.1    Preparation of Closing Documents.   The Purchaser shall cause its solicitors to prepare and present to the Vendor 's Solicitors for execution by the Vendor at least 10 Business Days prior to the Closing Date, the following documents (the "Closing Documents"):

a.     registrable transfer ("Transfer") for the Property conveying the legal and beneficial ownership in the Property, subject to the Permitted Encumbrances, to the Purchaser, subject to compliance by the Purchaser with Section 12.8;

b.     an assignment of leases, as applicable, in such form as the Purchaser's Solicitors shall reasonably request;

c.      the Purchaser's statement of adjustments;

d.     a mutual undertaking of the Vendor and the Purchaser to adjust any errors or omissions in the statement of adjustments; and

e.     such other documents as the Vendor's Solicitors may reasonably require to give full effect to the covenants, agreements and provisions of this Agreement.

9.2     Delivery of Closing Documents.   Provided the Purchaser's Solicitors have prepared and forwarded the Closing Documents to the Vendor's Solicitors as required by Section 9.1, the Vendor shall cause the Vendor's Solicitors to return the Closing Documents, subject to any and all mutually agreeable revisions, duly executed and notarized if required for land title registration, to the Purchaser's Solicitors at least two Business Days before the Closing Date, together with the following:

a.    discharges in registrable form of all liens,  charges  and  encumbrances  charging  or encumbering  the  registered title to  the  Property  which  are  not  Permitted Encumbrances, or Vendor 's solicitor 's undertakings in the form provided for in this Agreement or in the form reasonably satisfactory to the Purchase 's Solicitors;

b.      the Vendor 's statement of adjustments;

c.       a statutory declaration of the Vendor confirming that the Vendor is not a non‐resident of Canada;

d.     copies of keys and master keys for any units and facilities on the Property which are in the possession or control of the Vendor; and

e.     such other documents as the Purchaser's Solicitors may reasonably require to give full effect to the covenants, agreements and provisions of this Agreement.

9.3      Purchaser Deliveries.  The Purchaser shall cause to be delivered to the Vendor 's Solicitors on the Closing Date the following:

a.      the documents referred to in Section 9.1(b), 9.1(d) and 9.1(e) and the GST Certificate (as defined herein), all duly executed by the Purchaser; and

b.      if the Purchaser assigns its interest in this Agreement to one or more permitted assignees, a copy of any assignment agreements duly executed by the Purchaser and such assignees

9.4       Closing Procedures. On or before the Closing Date the Purchaser shall:

a.     pay to the Purchaser's Solicitors, in trust, the Unpaid Balance, after making the adjustments contemplated in Article 6, by delivery of the cash set out in Section 2.3(b); and

b.     make available to the Vendor, the undertaking of the Purchaser's Solicitors to pay the Unpaid Balance upon the lodging of the Transfer, provided that if the transaction does not complete for any reason or if Purchaser's Solicitors are unable to comply with their undertakings, then the Purchaser's Solicitors will either return the Transfer, unused, to the Vendor's Solicitors upon demand, or alternatively to make application to the Registrar of the Land Title Office to have the Transfer withdrawn and to return the Transfer to the Vendor 's Solicitors upon receipt of same from the Land Title Office.

9.5       Forthwith following payment and the fulfillment of the conditions provided in Section 9.4, the Purchaser shall cause the Purchaser's Solicitors to file the Transfer for registration in the appropriate Land Title Office.

9.6       Forthwith following the filing referred to in Section 9.5, the Purchaser shall cause the Purchaser's Solicitors to deliver to the Vendor's Solicitors the cash representing the Unpaid Balance, after making the adjustments contemplated in Article 6, upon the Purchaser's Solicitors being satisfied, acting reasonably, as to the Purchaser's title after conducting a post-filing registration check of the property index disclosing only the following:

a.      the Permitted Encumbrances;

b.      the numbers assigned to the Transfers from the Vendor to the Purchaser; and

c.      the numbers for any charges, liens or interests to be discharged by the Vendor's Solicitors after closing pursuant to Section 9.8.

9.7   It is a condition of this Agreement that all requirements of this Article 9 are deemed to be concurrent requirements and it is specifically agreed that nothing will be finalized at the Closing Date until everything required as a condition precedent on the Closing Date has been paid, executed and delivered and until the Purchaser's Solicitors are satisfied as to the Purchaser's title to the Property pursuant to Section 9.6.

9.8   The Vendor acknowledges that if the title to the Property is subject to any encumbrance which is not a Permitted Encumbrance or if any registration exists in the Personal Property Registry of British Columbia, independent of any charge in relation to a Permitted Encumbrance, against the Vendor as debtor with respect to the Property or against the Vendor affecting the Vendor's ability to sell the Property free and clear of all encumbrances, other than Permitted Encumbrances, the Vendor, although required hereunder, to clear title to the Property of such encumbrances and to discharge such registrations, will not be required to clear title to the Property of such encumbrances or to discharge such registrations from the Personal Property Registry of British Columbia prior to the receipt of the Unpaid Balance, but shall be obliged to do so within a reasonable time following closing and the Purchaser shall pay or cause the Purchaser's Solicitors to pay the Unpaid Balance to the Vendor's Solicitors in trust on undertakings to discharge any such encumbrance or any such registration within a reasonable time following the Closing Date and with respect to any such encumbrances or registrations of a financial nature to:

a.     provide the Purchaser's Solicitors with a copy of each encumbrance-holder's payout statement together with the Closing Documents referred to in Section 9.2;

b.     provide the Purchaser's Solicitors with the following documents within five Business Days after the Closing Date:

                                                              i.     copies of letters delivering the payout monies to each of the encumbrance-holders;

                                                            ii.      copy of cheques paying out the payout monies to each of the encumbrance-holders; and

                                                          iii.     evidence of delivery or receipt of the payout cheques by the encumbrance-holders;

c.      use diligent and commercially reasonable efforts to obtain from each existing encumbrance‐holder a registrable discharge of the existing financial charge in a timely manner; and

d.     promptly attend to the registration of same in the Land Title Office or other place of record and provide the Purchaser 's Solicitors with registration particulars in due course.

9.9   The purchase and sale of the Property shall be completed in accordance with the terms of this Agreement on an exchange of undertakings between the Vendor 's Solicitors and Purchaser 's Solicitors.

ARTICLE 10 -- GUARANTEE

10.1      Guarantee.  The Guarantor hereby unconditionally agrees to perform all the obligations of the Purchaser under this Agreement and unconditionally guarantees payment to the Vendor, and its successors and assigns, of all debts and liabilities, direct or indirect, absolute or contingent, matured or not, now or any time and from time to time hereafter due or owing to the Vendor by the Purchaser in connection with this Agreement (collectively, the "Obligations").

10.2      Costs.  Without limiting Section 10.1, the Guarantor hereby unconditionally guarantees payment and shall, from time to time, forthwith upon demand pay, to the Purchaser of all costs and disbursements (including all reasonable legal fees) incurred by the Purchaser with respect to recovering, preserving or enforcing any of its rights hereunder (the "Costs").

10.3      Guarantee Absolute.  The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited, or otherwise affected by anything done, suffered, or permitted by the Vendor in connection with the Purchaser, the Obligations, the Costs or any security held by or granted to the Vendor to secure payment or performance of the Obligations or otherwise.

10.4      Recourse Against the Purchaser.  The Vendor shall not be bound to exhaust its recourse against the Purchaser or others or under any security or take any other action or legal proceeding before entitled to performance or payment from the Guarantor under this Article 10.

ARTICLE 11 -- MISCELLANEOUS

11.1      Costs of Transaction.

a.     The Purchaser will be responsible for the costs of conveyance of the Property and its own solicitor 's fees and disbursements, which will be remitted on the Closing Date.

b.     The Vendor will be responsible for its own solicitors ' fees and disbursements, any real estate commission payable in respect of this transaction.

c.      The Purchaser shall pay to the Vendor or, where permitted by applicable law, directly to the appropriate governmental authorities, all sales and transfer taxes, registration charges and transfer fees, including Provincial Sales Tax ("PST") and Goods and Services Tax ("GST") payable by it in respect of the purchase and sale of the Property ("Taxes"). The Purchaser shall indemnify and save harmless the Vendor from any amounts, including interest and penalties, that may be assessed against the Vendor arising out of the failure of the Purchaser to pay, when due, any Taxes.

d.      Without limiting the generality of Section 11.1(c), it is understood and agreed that, unless the Purchaser is exempt from the application of Part IX of the Excise Tax Act (Canada) (the "Act") for the collection and remittance of Goods and Services Tax ("GST") and provides satisfactory proof of such exempt status to the Vendor prior to the Closing Date:

i.       the Purchaser shall be registered under subdivision d of Division V of Part IX of the Act for the collection and remittance of GST;

ii.    the Purchaser shall be liable, shall self‐assess and remit to  the  appropriate governmental authority, all GST which is payable under the Act in connection with the transfer of the Property made pursuant to the Agreement, all in accordance with the Act;

iii.    to the extent the GST applies to this transaction, the Vendor shall not collect GST on completion and shall allow the Purchaser to self‐assess and remit GST to the Receiver General in accordance with the Act;

iv.   the Purchaser shall tender prior to and as a condition of completion a certificate and  indemnity  including  verification  of  its  registration  number  issued  by Revenue Canada under the Act (the "GST Certificate").

11.2   Further Assurances.  The Vendor and the Purchaser will each deliver to the other such further documents and assurances and do such further acts as may be reasonably required to give full effect to the intent and meaning of this Agreement.

11.3   Notices.  A notice, demand, statement, request or other evidence required or permitted to be given hereunder must be written and will be sufficiently given if delivered in person, transmitted by electronic mail or mailed in Canada by registered mail addressed as follows:

a.      if to the Vendor:

True Leaf Medicine Inc.
100 Kalamalka Lake Road, Unit 32

Vernon, British Columbia V1T 9G1

Attention: Darcy Bomford
Email: darcy@trueleaf.com

With a copy to:

Bacchus Law Corporation

Suite 200, 1238 Homer Street

Vancouver, BC V6B 2Y5

Attention: Christopher Little

clittle@bacchuscorplaw.com

b.      if to the Purchaser:

Gudeit Bros. Contracting Ltd.

P.O. Box 1026

Lumby, BC V0E 2G0

Attention: Len Gudeit

lgudeit@telus.net

With a copy to:

Nixon Wenger LLP

#301-2706 30th Avenue

Vernon, BC V1T 2B6

Attention: Steve Brandner

steve.brandner@nixonwenger.com

in which case such notice, demand, statement, request or other evidence will be considered to have been given to the party to whom it is addressed on the third business day following the date of mailing, and a party at any time may give notice to the others of a change of address after which the address so specified will be considered to be the address of the party who gave the notice.  Any notice, demand, statement, request or other evidence delivered in person will be considered to have been given at the time of personal delivery and any notice, demand, statement, request or other evidence transmitted by facsimile will be considered to have been given to the party to whom it is addressed on the next business day following the date of such transmission.

ARTICLE 12 -- GENERAL

12.1     Governing Law. This Agreement will be governed by and interpreted under the laws of British Columbia.

12.2   Interpretation. In this Agreement words importing the singular number will be deemed to include the plural and vice versa and words importing the masculine gender will be deemed to include the feminine and neuter and vice versa, as the context requires.

12.3    Time. Time will be of the essence of this Agreement.

12.4   Agreement Prevails. To the extent that any provision of this Agreement conflicts with or is in any way inconsistent with any lease agreement entered into by the parties, the applicable provisions of the this Agreement will prevail.  Subject to the foregoing, this Agreement constitutes the entire agreement between the Vendor and the Purchaser pertaining to the purchaser and sale of the Property.  All prior agreements, understanding and discussions whether written or oral with respect to the purchase by the Purchaser of the Property, other than any lease agreement between the parties,   are superseded by this Agreement.

12.5  No Other Representation and Warranties. There are no other representations, warranties, covenants or agreements between the parties hereto in relation to the purchase and sale transactions herein contemplated except those contained in this Agreement.

12.6    Severance. If any provision of the Agreement is or is declared to be unenforceable, it shall be deemed to be and shall be severed from the remaining provisions of this Agreement and the remaining provisions of this Agreement will survive and continue in full force and effect as valid and binding obligations of the parties hereto.

12.7   Amendments. This Agreement may not be amended except by written addendum signed by both the Vendor and the Purchaser.

12.8   No Assignment. The parties hereto expressly agree that the rights of the Purchaser under this Agreement may not be assigned by the Purchaser without the prior written consent of the Vendor.

12.9  Binding. This Agreement will enure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

12.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts and such counterparts may be transmitted by electric facsimile, and each such counterpart shall be deemed to be an original and together such counterparts shall constitute one document.

IN WITNESS WHEREOF the Vendor and Purchaser have duly executed this Option to Purchase as  of  the  day,  month  and  year  first  above.

GUDEIT BROS. CONTRACTING LTD.

Per:

Len Gudeit

TRUE LEAF MEDICINE INC.

Per:

Darcy Bomford

TRUE LEAF MEDICINE INTERNATIONAL LTD.

Per:

Darcy Bomford

Schedule "1"

Legal Description and Permitted Encumbrances